EX-99.B-77D(g)

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated April 12, 2018 to the

Ivy Variable Insurance Portfolios Prospectus

dated April 28, 2017

as supplemented July 14, 2017, August 10, 2017, December 8, 2017, December 29, 2017, February 6, 2018 and February 26, 2018

Effective immediately, the following bullet point is inserted as a Non-Principal Risk for each Portfolio in the “More About the Portfolios — Additional Information about Principal Investment Strategies, Other Investments and Risks” section:

∎	Securities Lending Risk

Effective immediately, the following is inserted immediately following the “More About the Portfolios — Defining Risks — Sector Risk” section:

Securities Lending Risk — Securities lending involves a risk of loss because the borrower may fail to return the securities in a timely manner or at all. If a Portfolio that lent its securities were unable to recover the securities loaned, it may sell the collateral and purchase a replacement security in the market. Lending securities entails a risk of loss to a Portfolio if and to the extent that the market value of the loaned securities increases and the collateral is not increased accordingly. Cash received as collateral for loaned securities may be invested, and such investment is subject to market appreciation or depreciation, with the Portfolio bearing any loss.

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IVY VARIABLE INSURANCE PORTFOLIOS

Supplement dated February 6, 2018 to the

Ivy Variable Insurance Portfolios Prospectus

dated April 28, 2017

as supplemented July 14, 2017, August 10, 2017, December 8, 2017 and December 29, 2017

Effective immediately, Ivy VIP Asset Strategy’s benchmark index is the MSCI ACWI Index, replacing the three current benchmark indexes (the S&P 500 Index, the Bloomberg Barclays U.S. Aggregate Bond Index and the Bloomberg Barclays U.S. Treasury Bills: 1-3 Month Index) shown in the “Average Annual Total Returns” table. IICO, the Portfolio’s investment manager, believes that the MSCI ACWI Index is a more representative index for the types of securities that the Portfolio purchases. All four benchmark indexes will be shown in the Portfolio’s prospectus for a period of one year for comparison purposes. The 1, 5 and 10 Year performance information for the MSCI ACWI Index as of December 31, 2016 is shown below:

Average Annual Total Returns

Indexes	1 Year	5 Years	10 Years
MSCI ACWI Index (reflects no deduction for fees, expenses or taxes)	7.86%	9.36%	3.56%